                                                                    EXHIBIT 99.4
                                                Our ref  SGB-04CustAUPGlbl041-MP
                                                 Contact  Max Pollock 9335 8138
Mr. Roger Desmarchelier
Executive Manager Securitisation
Crusade Management Limited
55 Market Street
Sydney NSW 2000

12 April 2005
Dear Roger
Agreed Upon Procedures - Crusade Global Trust No. 1 of 2005
St.George Custodial Pty Ltd required an audit to be performed in accordance with the  Crusade  Global  Trust  No.  1  of  2005  Custodian  Agreement  (`Custodian
Agreement').
Our  engagement  was  undertaken in  accordance  with the basic  principles  and general guidance set out in Australian Auditing Standard AUS 904 "Engagements to
Perform Agreed-upon Procedures".
Procedures
In  accordance  with the  requirements  set out in  Schedule 1 of the  Custodian
Agreement, an audit of the custodial role with respect to the Relevant Documents for Crusade Global Trust No. 1 of 2005 was performed.  The following  procedures were undertaken to perform the audit:

a)   Through management inquiry and observation,  ensured that adequate controls and procedures are in place to:
     i)   segregate  relevant documents from other mortgage title documents held by the Custodian; and
     ii)  safeguard the relevant  documents from being removed or tampered with, except with appropriate authorisation.

b)   Through  discussions with management,  ensured that there is an appropriate security packet tracking system to identify:
     i)   the relevant  documents as separate and distinct  from other  mortgage title documents held by the custodian; and
     ii)  identify the location of the relevant documents at any time.

(c)  A random sample of 10 security  packets was  selected.  For each security  pack in the  sample  we cited the  following  relevant documents:
     i)   Mortgage Deed;
     ii)  Certificate of Title; and
     iii) Loan  application  signed by the borrower,  or loan contract signed by the borrower for loans originated on or after November 1996.

(d)  For each security  pack in the sample we traced the pack's  actual  storage location to the location information contained on the system.

Findings
No exceptions were noted for the procedures performed above.

Statement
Based on the results of the  procedures  performed in accordance  with steps (a)
through (d), we grade the custodial  performance of St.George  Custodial Pty Ltd as "Good".

Disclaimer
The  foregoing  procedures  do  not  constitute  an  audit  in  accordance  with
Australian  Auditing  Standards or a review made in accordance  with  Australian
Auditing Standard AUS 902 "Review of Financial Reports."

This letter is solely for the  information  of the addressee in connection  with the role of St.George  Custodial Pty Ltd as custodian  for Crusade  Global Trust
No. 1 of 2005. It is not to be used,  circulated,  quoted or otherwise  referred to, in whole or in part for any other purpose without our written consent.

Yours sincerely
/s/ Andrew Yates
Andrew Yates
Partner

Our ref  SGB04-CrusConsentPublishLtr-L1312-JMW
The Directors
Crusade Management Limited
Level 4
4-16 Montgomery Street
Kogarah NSW 2217
13 December 2005
Dear Sirs
CRUSADE GLOBAL TRUSTS
This consent is given by KPMG concerning the submission of the 10K report to the
SEC for the year ended 30 September 2005 in respect of Crusade Global Trust No. 1 of 2004, and Crusade Global Trust No. 1 of 2005.
KPMG consents to its custodial agreed upon procedures reports, in respect of the
Crusade Global Trust No. 1 of 2004, Crusade Global Trust No. 2 of 2004,
and Crusade Global Trust No. 1 of 2005 (dated 12 April 2005) being included in the submission of the 10K report.
Yours faithfully
/s/ John Teer
John Teer
Partner